UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2025

Phoenix Motor Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41414	85-4319789
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 Lakeview Loop Anaheim, CA	92807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 987-0815

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0004 per share	PEV	The Nasdaq Stock Market LLC*

*Trading of the registrant’s common stock on Nasdaq was suspended on April 15, 2025. The registrant’s common stock is currently quoted on the OTC Pink Limited Market under the symbol “PEVM”.

☒	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 3.03 Material Modification to Rights of Security Holders.

On July 29, 2025, Phoenix Motor Inc., a Delaware corporation (the “Company”), filed an amendment to its Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware to effect a 1-for-5 reverse stock split (the “Reverse Stock Split”) of the Company’s common stock, par value $0.0004 per share (the “Common Stock”). As previously disclosed, at its annual meeting of stockholders held on April 18, 2025, the stockholders of the Company approved a proposal to authorize the Company’s Board of Directors (the “Board”), at its discretion, to approve a reverse stock split of the Common Stock with a ratio in the range between and including 1-for-1.5 and 1-for-5 shares, with such ratio to be determined by the Board, for the primary purpose of maintaining the Company’s listing on Nasdaq. On April 23, 2025, the Board approved the Reverse Stock Split at a ratio of 1-for-5. Following such approval, the Company filed the Amendment with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, with an effective time of 4:01 p.m., Eastern Time, on July 31, 2025. The Company’s Common Stock is expected to begin trading on a split-adjusted basis on the OTC Pink Limited Market under the Company’s existing trading symbol “PEVM,” at the market open on August 1, 2025. The new CUSIP number following the Reverse Stock Split will be 71910P 302.

When the Reverse Stock Split becomes effective, the total number of shares of Common Stock held by each stockholder of the Company will be converted automatically into the number of shares of Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to the Reverse Stock Split, divided by (ii) five (5), with such resulting number of shares rounded up to the nearest whole share. As a result, no fractional shares will be issued in connection with the Reverse Stock Split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split.

The Reverse Stock Split has no effect on the par value of the Common Stock or authorized shares of common stock or preferred stock. Currently, the Company has approximately 49,513,370 shares of Common Stock outstanding. After the Reverse Stock Split, the Company would have approximately 9,902,674 shares outstanding. Each stockholder’s percentage ownership interest in the Company and proportional voting power will remain unchanged, except for minor changes and adjustments that will result from the treatment of fractional shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the Reverse Stock Split.

Stockholders who are holding their shares in electronic form at brokerage firms do not need to take any action, as the effect of the Reverse Stock Split will automatically be reflected in their brokerage accounts. Stockholders holding paper certificates may (but are not required to) send the certificates to the Company’s transfer agent and registrar, VStock Transfer, LLC, who will issue a new stock certificate reflecting the Reverse Stock Split to each requesting stockholder.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to Certificate of Incorporation of Phoenix Motor Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 31, 2025	PHOENIX MOTOR INC.

	By:	/s/ Xiaofeng Denton Peng
	Name:	Xiaofeng Denton Peng
	Title:	Chief Executive Officer and Chairman of the Board